Exhibit 107

Calculation of Filing Fee Tables

S-1 Amendment No. 1

(Form Type)

Collective Audience, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	5,336,120	(1)(3)	$1.045	(4)	$5,576,245.40	$0.00014760	$823.05
Fees to Be Paid	Equity	Warrants	457(g)	1,697,678	(2)(3)	—		—	—	—	(5)
	Total Offering Amounts							$5,576,245.40		$823.05
	Total Fees Previously Paid									$587.52
	Total Fee Offsets									$—
	Net Fee Due									$235.53

(1)	Represents (i) 3,638,442 shares of Common Stock par value $0.0001 per share (“Common Stock”); (ii) 1,697,678 shares of our common stock issuable upon the exercise of issued warrants to purchase the Company’s common stock (the “Warrants”); (iii) 1,613,078 shares of our common stock originally issued in a private placement to our sponsor, Abri ventures, I, LLC, a Delaware limited liability company, and certain directors and former directors of the Company (collectively, the “Initial Shares”); and (iv) 30,000 shares of common stock previously issued to our Underwriter, Chardan capital Markets, LLC, (the “Underwriter”).
(2)	Represents the 1,697,678 Warrants.
(3)	Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the selling securityholders.
(4)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s ordinary shares as reported on NASDAQ on February 13, 2024.
(5)	In accordance with Rule 457(g), the entire registration fee for Warrants is allocated to the Common Stock underlying the Warrants, and no separate fee is payable.